Exhibit 99.1

Delta Apparel Announces Two-Year Contract Extension for Chairman & CEO

Robert W. Humphreys

GREENVILLE, S.C., May 12, 2020 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced a two-year extension of the employment contract with its Chairman and CEO, Robert W. Humphreys.  His employment will now expire with the filing of the Annual Report on Form 10-K for fiscal year 2022.

Mr. Humphreys joined the Company in 1998 as Chief Executive Officer and became Chairman of the Board of Directors in 2009.

Dr. Jay Gogue, Delta Apparel’s Lead Independent Director, commented, “Since bringing Delta Apparel public in 2000, under Bob Humphreys’ leadership, the Company has grown revenue by over 300% through innovative acquisitions and solid fundamental operating principals. Bob’s vast knowledge of the branded apparel and manufacturing business, as well as his proven leadership skills, has served our teams, customers and shareholders well over the past 20 years. We are delighted that Bob has agreed to extend his employment as Delta Apparel’s Chairman and CEO through the 2022 fiscal year, and the Board looks forward to its ongoing working relationship with Bob and his team as we continue to build value for all of our stakeholders.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

Investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com